EXHIBIT 99.1
July 27, 2011

Eagle Rock Announces Planned Installation of Cryogenic Processing Facility in Texas Panhandle Granite Wash Play

Eagle Rock Energy Partners, L.P. (Nasdaq: EROC) (“Eagle Rock” or the “Partnership”) today announced its intention to install a recently acquired state-of-the-art 60 MMcf/d cryogenic processing facility in Hemphill County, Texas, in the heart of the prolific Granite Wash play.  Eagle Rock expects the installation of the new processing plant (to be named the “Woodall Plant”) and construction of the associated infrastructure to be completed in the first quarter of 2012.

The Woodall Plant will be strategically located on a 40-acre site owned by Eagle Rock in the center of the Partnership’s existing high-pressure gathering system near multiple residue gas pipeline outlets.  In addition, Eagle Rock intends to build a new 6-inch natural gas liquid (NGL) pipeline, a compressor station and other intra-system pipeline enhancements to further facilitate product gathering, transportation and marketing. The supporting infrastructure is currently being designed to accommodate one or more additional expansions.

 “The Woodall Plant reflects our continued commitment to growing our Midstream Business in the expanding Granite Wash Play of the Texas Panhandle” stated Joseph A. Mills, Chairman and Chief Executive Officer.   “This project is further evidence of our focus on serving our producer customers as they expand their drilling activity in the area and is complementary to our previously announced Phoenix – Arrington Ranch Plant expansion, which is scheduled to be completed in the fall of 2011.  Once the Woodall Plant is completed in early 2012, Eagle Rock will have approximately 195 MMcf/d of high efficiency cryogenic processing capacity in the area.”

The construction of the Woodall Plant and associated gathering and compression is expected to cost approximately $67 million and is expected to be accretive to the Partnership’s distributable cash flow upon being placed into service.  Eagle Rock does not anticipate downtime or reduced throughput volumes across its East or West Panhandle Systems during the completion of the project.

About the Partnership

The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids; and (iii) marketing natural gas, condensate and NGLs; and b) upstream, which includes acquiring, exploiting, developing, and producing hydrocarbons in oil and natural gas properties. Its corporate office is located in Houston, Texas.

Investor Contacts:

Eagle Rock Energy Partners, L.P.

Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer

Adam Altsuler, 281-408-1350
Director, Corporate Finance and Investor Relations

This news release may include “forward-looking statements.”  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements and speak only as of the date on which such statement is made. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership. These include risks related to volatility of commodity prices; market demand for natural gas and natural gas liquids; the effectiveness of the Partnership’s hedging activities; the Partnership’s ability to retain key customers; the Partnership’s ability to continue to obtain new sources of natural gas supply; the availability of local, intrastate and interstate transportation systems and other facilities to transport natural gas and natural gas liquids; competition in the oil and gas industry; the Partnership’s ability to obtain credit and access the capital markets; general economic conditions; and the effects of government regulations and policies.  Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Partnership’s actual results and plans could differ materially from those implied or expressed by any forward-looking statements. The Partnership assumes no obligation to update any forward-looking statement as of any future date.  For a detailed list of the Partnership’s risk factors, please consult the Partnership’s Form 10-K, filed with the Securities and Exchange Commission (“SEC”) for the year ended December 31, 2010 and the Partnership's Forms 10-Q filed with the SEC for subsequent quarters, as well as any other public filings and press releases.